IMMEDIATE RELEASE

TOWNSQUARE MEDIA ANNOUNCES REDEMPTION NOTICE FOR
SENIOR NOTES CONDITIONED UPON REFINANCING

Greenwich, CT - March 2, 2015 - Townsquare Media, Inc. (NYSE: TSQ) (the “Company”) today announced that it has delivered a conditional notice of redemption (the “Notice”) to the trustee of the outstanding 9.00% senior notes due 2019 (the “Notes”) issued by Townsquare Radio, LLC and Townsquare Radio, Inc., the Company’s wholly-owned subsidiaries. The Notice calls for the redemption of the remaining $410.9 million aggregate principal amount of the Notes on April 1, 2015 and is conditioned on the completion by the Company of refinancing transactions, which are expected to include a new senior secured credit facility and an offering of new unsecured senior notes, which together will refinance the Company’s existing senior secured credit facility and the Notes (the “Refinancing Transactions”). The redemption price for the Notes is 106.750% of the principal amount redeemed, which amount is equal to $1,067.50 per $1,000.00 principal amount, plus accrued and unpaid interest to the redemption date, in accordance with the provisions of the indenture governing the Notes.

Following the Refinancing Transactions, the Company will no longer report separate financial results or hold a separate conference call with investors for Townsquare Radio, LLC, as a co-issuer of the Notes.

There can be no assurance that the Refinancing Transactions will be completed as contemplated or at all. In the event the Refinancing Transactions are not completed as contemplated, the Notes will not be redeemed and the Company will continue to comply with the reporting requirements under the indenture governing the Notes, including providing financial results for Townsquare Radio, LLC to the holders of the Notes and qualified investors evaluating purchases of the Notes, and conducting a conference call with such investors to discuss those results.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About Townsquare Media, Inc.
Townsquare Media, Inc. is an integrated and diversified media and entertainment and digital marketing services company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities it serves on a local level. The Company owns and operates 311 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events in 66 small and mid-sized U.S. markets, making Townsquare Media the third largest owner of radio stations in the United States by number of radio stations owned. The Company supplements its local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted the largest audience among music-focused digital advertising networks as of December 2014 as well as certain large scale live events. For more information, please visit www.townsquaremedia.com.

Investor Relations
Alex Berkett
(203) 900-5555
investors@townsquaremedia.com

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